EXHIBIT 99.1

Gladstone Capital Corporation Reports Increase in Quarterly Net Investment Income of 13.3%

MCLEAN, Va., Nov. 23, 2015 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the "Company") today announced earnings for its fourth quarter and fiscal year ended September 30, 2015. Please read the Company's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

Fourth Fiscal Quarter Over Quarter Highlights:

  Net investment income increased 13.3% to $5.48 million or $0.26 per common share
  Net investment growth of $28.5 million
  Maintained average yield on earning investments at 11.3%
  Effective 7/1/15, reduced the Base Management Fee payable to its adviser by 12.5% to 1.75% per year
  Restructured or exited two non-earning assets
  Net asset value declined $9.2 million to $191.4 million or $9.06 per share as a result of estimated taxes on a large equity gain which closed subsequent to quarter end
  Paid monthly dividends totaling $0.21

President, Robert L. Marcotte commented, "We are very pleased to report strong earnings for the fourth fiscal quarter of 2015. This quarter represents the culmination of several initiatives on the year: to grow our proprietary lower middle market investments; maintain investment yields while shifting to more senior secured assets; and lower our costs to enhance our returns to shareholders. For fiscal year 2015, we grew our investments by 30% as our new originations continued to average almost $30 million per quarter.  Our net interest margin widened over the year with the mid-year reduction in our average funding cost. Based on these trends, the reduced management fee and the lift associated with the reinvestment of a large capital gain realized after the end of the quarter, we have ample capacity to grow our earnings and potential shareholder distributions in the future."

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2015	June 30, 2015	Change	% Change

Total investment income	$10,174	$9,935	$239	2.4%
Total expenses, net of credits	(4,694)	(5,099)	405	7.9
Net investment income	5,480	4,836	644	13.3
Net investment income per common share	0.26	0.23	0.03	13.3
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(19,661)	(1,075)	(18,586)	NM
Net unrealized appreciation (depreciation)	9,485	(454)	9,939	NM
Net (decrease) increase in net assets resulting from operations	(4,696)	3,307	(8,003)	NM
Weighted average yield on interest-bearing investments(A)	11.3%	11.2%	0.01%	0.1
Total invested	$40,333	$1,325	$39,008	NM
Total repayments and proceeds	11,837	15,807	(3,970)	(25.1)

As of:	September 30, 2015	June 30, 2015	Change	% Change
Total investments, at fair value	$365,891	$347,216	$18,675	5.4%
Fair value, as a percent of cost	89.2%	86.6%	2.6%	3.0
Net asset value per common share	$9.06	$9.49	$(0.43)	(4.5)

Fourth Quarter Portfolio Review:

On the quarter the Company closed four new proprietary investments representing $37.0 million and exited one syndicated loan and one non-accrual investment for total proceeds of $8.2 million.

New originations included:

  $7.2 million secured second lien debt and equity co-investment in Mikawaya, a producer of specialty frozen desserts;
  $13.0 million secured first lien debt in TWS Acquisition Corporation, a post-secondary skilled trade school;
  $8.3 million secured first lien debt and equity co-investment in Triple H Food Processors, Inc., a co-packer of branded and private label liquid and related food products; and
  $8.5 million secured first lien debt and equity co-investment in Flight Fit N Fun, LLC, a trampoline park operator.

Fourth Quarter 2015 Results and Distributions:

Net Investment Income for the quarter ending September 30, 2015 was $5.5 million, or $0.26 per share, compared to $4.8 million, or $0.23 per share for the quarter ending June 30, 2015. Total investment income increased by 2.4% quarter over quarter primarily due to an increase in the weighted average interest bearing investment portfolio. Total expenses declined by 7.9%, quarter over quarter, primarily due to the reduced base management fee effective July 1, 2015 and an increase of $0.4 million in base management fee credits, when compared to the quarter ended June 30, 2015.

Net (Decrease) Increase in Net Assets Resulting from Operations for the quarter ended September 30 and June 30, 2015 was $(4.7) million, or $(0.22) per share, compared to $3.3 million, or $0.16 per share, respectively. The quarter over quarter decrease is primarily due to the estimated tax liability associated with the expected sale of one of our portfolio companies that closed after the end of the quarter.

The Company paid monthly distributions for each of July, August and September 2015 to common stockholders ($0.07 per common share) and to preferred stockholders ($0.140625 per share of the Company's 6.75% Series 2021 Term Preferred Stock).

For the Year Ended:	September 30, 2015	September 30, 2014	Change	% Change

Total investment income	$38,058	$36,585	$1,473	4.0%
Total expenses, net of credits	(20,358)	(18,217)	(2,141)	(11.8)
Net investment income	17,700	18,368	(668)	(3.6)
Net investment income per common share	0.84	0.87	(0.03)	(3.4)
Cash distribution per common share	0.84	0.84	—	—
Total net realized loss	(34,176)	(13,410)	(22,063)	NM
Total net unrealized appreciation	24,960	6,275	18,685	NM
Net increase in net assets resulting from operations	8,484	11,233	(2,749)	(24.5)
Weighted average yield on interest-bearing investments(A)	11.3%	11.6%	(0.03)%	(0.3)
Total invested	$134,097	$102,020	$32,077	31.4
Total repayments and proceeds	40,273	72,561	(32,288)	(44.5)

As of:	September 30, 2015	September 30, 2014	Change	% Change
Total investments, at fair value	$365,891	$281,286	$84,605	30.1%
Fair value as a percent of cost	89.2%	80.5%	8.7%	10.8
Net asset value per common share	$9.06	$9.51	$(0.45)	(4.7)
NM=Not Meaningful
(A) Excludes reserves on interest receivables and non-accrual loans.

Fiscal Year Ended 2015 Results and Distributions:

Net Investment Income for the years ended September 30, 2015 and 2014, was $17.7 million, or $0.84 per share, and $18.4 million, or $0.87 per share, respectively. Total investment income increased by 4.0% year over year primarily due to an increase in the weighted average interest bearing investment portfolio during the year ended September 30, 2015. Total expenses increased 11.8%, year over year, primarily due to an increase in interest expense on borrowings due to a higher outstanding balance on our credit facility during the year.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2015 and 2014, was $8.5 million, or $0.40 per share, compared to $11.2 million, or $0.53 per share, respectively. The year over year decrease is primarily due to the aforementioned net investment income results and also the estimated tax liability associated with the expected sale of one of our portfolio companies that closed after quarter end.

The Company paid monthly distributions for each of the twelve months ended September 30, 2015 and 2014 to common stockholders ($0.84 per common share per year) and to preferred stockholders (approximately $1.69 per share of the Company's 6.75% Series 2021 Term Preferred Stock per year).

Subsequent Events: Subsequent to September 30, 2015, the following significant events occurred:

  Portfolio Activity: Received $55.6 million in repayments and net proceeds from existing portfolio companies, including $11.4 million from the sale of two syndicated loan investments, $1.5 million from the exit of a non-accrual investment and proceeds of $35.3 million from the early payoff/exit of two proprietary investments including a realized gain of approximately $16.6 million on an equity investment.
  Common Stock Offering: Completed a public offering of 2.3 million shares of our common stock, including the overallotment. Gross proceeds totaled $19.7 million and net proceeds, after underwriting discounts and offering costs were approximately $18.4 million.
  Distributions Declared: Declared the following monthly cash distributions to stockholders on October 14, 2015:
Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2021 Term Preferred Share
October 26	November 4	$0.07	$0.140625
November 17	November 30	0.07	0.140625
December 18	December 31	0.07	0.140625
Total for the Quarter		$0.21	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 24, 2015, at 8:30 a.m. EST. Please call (855) 465-0177 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 24, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 61294306. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through January 24, 2016.

Forward-looking Statements: The statements in this press release regarding the Company's capacity for growth and future distributions are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company's current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Capital's filings with the Securities and Exchange Commission. Gladstone Capital undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to small and medium sized businesses in the United States. Including distributions through today, the Company has paid 153 consecutive monthly or quarterly cash distributions on its common stock, which over the past five years total approximately $88.3 million, or $4.20 per share. Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company's most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-K for the quarter ended September 30, 2015, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.